 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-1) and related Prospectus of OceanPal Inc. for the registration of 9,316,770 Units, Each Unit Consisting of One Common Share or One Pre-Funded Warrant to Purchase One Common Share and One Class C Warrant to Purchase One Common Share (and up to 9,316,770 Common Shares Underlying the Pre-Funded Warrants and, up to 139,751,550 Common Shares Underlying the Class C Warrants) and to the incorporation by reference therein of our report dated April 15, 2025, with respect to the consolidated financial statements of OceanPal Inc. included in its Annual Report (Form 20-F) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece
June 18, 2025